Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 23, 2012 (except for Note 18 and the effects thereof, as to which the date is November 14, 2012) with respect to the consolidated financial statements and our report dated February 23, 2012 (except for paragraph 2 of Management’s Report on Internal Control over Financial Reporting, as to which the date is November 14, 2012) with respect to internal control over financial reporting included in the Annual Report of Ligand Pharmaceuticals Incorporated on Form 10-K/A Amendment No. 2 for the year ended December 31, 2011. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Ligand Pharmaceuticals Incorporated on Form S-3 (File No. 333-177338, effective October 26, 2011) and Forms S-8 (File No. 333-160132, effective June 22, 2009 and File No. 333-131029, effective June 18, 2007).

/s/ GRANT THORNTON LLP

San Diego, California

November 14, 2012